UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): JUNE 17, 2009

ISOLAGEN, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	001-31564	87-0458888
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 713-6000

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy Or Receivership

As previously disclosed, on June 15, 2009 Isolagen, Inc. (the “Company”) and the Company’s wholly owned subsidiary, Isolagen Technologies, Inc. (“Isolagen Tech”) (the Company and Isolagen Tech are referred as the “Debtors”), each filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware in Wilmington (the “Bankruptcy Court”) under Case Nos. 09-12072 and 09-12073, respectively. The Company and Isolagen Tech intend to continue to manage and operate their business as debtors in possession pursuant to Bankruptcy Code sections 1107 and 1108.

On June 17, 2009, the Bankruptcy Court approved a motion for an interim order for debtor-in-possession financing with certain lenders (the “DIP Lenders”) composed of a loan facility in an aggregate principal amount of up to $2,750,000 (subject to increase at the discretion of the DIP Lenders) (the “DIP Facility”), of which up to $1,000,000 will be available to the Debtors from the date of the interim order until the entry of a final order. The proceeds from the DIP Facility will be used, among other things, to provide the Debtors with working capital for general corporate purposes and for expenses associated with the bankruptcy proceeding. The DIP Facility will accrue interest at the rate of 10% per annum (with a default rate of 18%) and will mature on the date a plan of reorganization is approved by the Bankruptcy Court, subject to acceleration upon certain event of defaults set forth in the DIP Facility agreement. The maturity date of the DIP Facility will also accelerate if a final order of the Bankruptcy Court has not been entered within 30 days of the interim order date. As indicated in the interim order, through the final DIP order process the DIP Lenders will seek “priming” liens to the extent that any parties possess secured claims against the Debtors.

In connection with the Debtor’s initial bankruptcy filing, the Debtors have entered into a restructuring agreement with (a) a large majority of the holders (the “Note Holders”) of the Company’s 3.5% convertible subordinated notes (the “Notes”), which were issued in November 2004, (b) the holders of approximately $500,000 of secured notes issued in April 2009 (the “Pre-Petition Lenders”), and (c) the agent for the DIP Lenders. Pursuant to the terms and conditions of the Restructuring Agreement and subject to the confirmation of the plan that memorializes the restructuring set forth in such agreement by order of the Bankruptcy Court, the parties to the Restructuring Agreement have agreed to the following plan of reorganization:

(i) the DIP Lenders and Pre-Petition Lenders will receive in full satisfaction of their claims, common stock of up to 61% of the reorganized company, subject to reduction to 49.9% of the reorganized company upon dilution resulting from exit financing in an amount not to exceed $2.0 million to be raised upon exit from bankruptcy (the “Exit Financing”);

(ii) the Note Holders will receive in full satisfaction of the outstanding Notes (in the principal amount of approximately $79.2 million as of June 18, 2009) in the aggregate: (a) an unsecured note in principal amount of $6.0 million due June 1, 2012 with interest payable in cash at a rate of 12.5% per annum or payable in kind by capitalizing such unpaid interest amount and adding it to principal at a rate of 15% per annum, redeemable at the option of the Company at

125% of face value and mandatorily redeemable if the Company raises $10.0 million in capital or is acquired by a third party; and (b) common stock of 33% of the reorganized company, subject to reduction to 27% of the reorganized company upon dilution resulting from an Exit Financing;

(iii) the Debtors’ general unsecured trade creditors (owed approximately $750,000) will receive in full satisfaction of their claims, common stock of 1% of the reorganized company, subject to reduction to 0.82% of the reorganized company upon dilution resulting from an Exit Financing;

(iv) the management team of the reorganized company will receive common stock of 5% of the reorganized company, subject to reduction to 4.09% of the reorganized company upon dilution resulting from an Exit Financing, which equity will be subject to a 3-year vesting schedule whereby 50% shall vest on the first anniversary, 25% shall vest on the second anniversary and 25% shall vest on the third anniversary;

(v) the Company’s current common stock, options or similar equity securities (including those under or in connection with any employment agreements) shall be cancelled and extinguished and the holders shall not receive any distributions of property; and

(vi) the Board of Directors of the reorganized company shall be determined by the DIP Lenders and the providers of the Exit Financing.

The foregoing is subject to the submission and approval of a plan of reorganization for the Company, and the occurrence of the effective date of any such plan. The effective date will be subject to the conditions set forth in the plan, and as outlined in a disclosure statement which will be prepared by the Company and disseminated to all parties who are entitled to vote on the plan. It is anticipated that the effective date of the plan will be conditioned upon the provision of the exit financing described above.

Any parties wishing to object to the Company’s entry into the DIP Facility must file an objection on or before June 29, 2009 at 4:00 p.m. (Eastern Time). A hearing on “final” approval of the DIP Facility will be held on July 6, 2009 at 10:30 a.m. Attached as exhibit 99.1 is a copy of the Notice of Interim DIP Order.

Item 8.01 Other Events

As previously disclosed, the Company’s common stock is being delisted from the NYSE Amex, which delisting shall become effective on or about June 29, 2009. As discussed in Item 1.03, the Company has entered into a Restructuring Agreement with its Note Holders and Pre-Petition Lenders. Although during the negotiations of the Restructuring Agreement the Company attempted to retain an interest for the Company’s common stockholders in the reorganized company, as stated above, the Restructuring Agreement agreed to by the parties provides that in the proposed plan of reorganization the Company’s current common stock, options or similar equity securities (including those under or in connection with any employment agreements) shall be cancelled and extinguished and the holders shall not receive any distributions of property. As the Company’s common stock will not be eligible to receive any distributions of property pursuant to the proposed plan of reorganization, it is unlikely that the Company’s currently outstanding common stock will be able to be listed on an alternative exchange or quotation system after the stock is delisted from the NYSE Amex. The Company has been advised that its common stock is currently trading on the “grey market” under symbol ILEIQ. There are no market makers for common stock in this market. Trades in grey market stocks are reported by broker-dealers to their self regulatory organization and the self regulatory organization distributes the trade data to market data vendors and financial websites so investors can track price and volume. Since grey market securities are not traded or quoted on an exchange or interdealer quotation system, investor’s bids and offers are not collected in a central location so market transparency is diminished and best execution of orders is difficult. The grey market does not require companies whose securities are quoted upon its system to meet any listing requirements.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1        Notice of Interim DIP Order dated June 17, 2009

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date: June 19, 2009

By: /s/ Todd J. Greenspan
      Todd J. Greenspan,
      Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Notice of Interim DIP Order dated June 17, 2009